Filed Pursuant to Rule 433
Registration No. 333-118476
Final Term Sheet
May 15, 2006

$1,500,000,000
AT&T INC.
$900,000,000 FLOATING RATE NOTES DUE 2008
$600,000,000 6.800% NOTES DUE 2036

ISSUER:	AT&T Inc.

TITLE OF SECURITIES:	Floating Rate Notes due 2008 (the “Floating Rate Notes”)

6.800% Notes due 2036 (the “Fixed Rate Notes”)

TRADE DATE:	May 15, 2006

SETTLEMENT DATE (T+3):	May 18, 2006

MATURITY DATE:	Floating Rate Notes:	May 15, 2008
	Fixed Rate Notes:	May 15, 2036

AGGREGATE PRINCIPAL AMOUNT	Floating Rate Notes:	$900,000,000
OFFERED:	Fixed Rate Notes:	$600,000,000

PRICE TO PUBLIC (ISSUE PRICE):	Floating Rate Notes: Fixed Rate Notes:	100.000% 99.608%

GROSS SPREAD:	Floating Rate Notes: Fixed Rate Notes:	0.150% 0.875%

PRICE TO AT&T INC.:	Floating Rate Notes: Fixed Rate Notes:	99.850% 98.733%

NET PROCEEDS:	Floating Rate Notes: Fixed Rate Notes:	$898,650,000 $592,398,000

UNDERWRITERS’ REIMBURSEMENT OF AT&T INC.’s EXPENSES:	Underwriters to reimburse $525,000 of AT&T Inc.’s expenses

INTEREST RATE:	Floating Rate Notes: Fixed Rate Notes:	Applicable LIBOR Rate plus 9 basis points 6.800% per annum

INTEREST PAYMENT DATES:	Floating Rate Notes: Quarterly on each February 15, May 15, August 15 and November 15, commencing August 15, 2006; provided however, that if any such interest payment date would fall on a day that is not a LIBOR business day, other than the interest payment date that is also the date of maturity, that interest payment date will be postponed to the next succeeding LIBOR business day, unless the next succeeding LIBOR business day is in the next succeeding calendar month, in which case such interest payment date shall be the immediately preceding LIBOR business day; and provided further, that if the date of maturity is not a LIBOR business day, payment of principal and interest will be made on the next succeeding business day and no interest will accrue for the period from and after such date of maturity.

Fixed Rate Notes: Semi-annually on each May 15 and November 15, commencing on November 15, 2006

DENOMINATIONS:	Floating Rate Notes: Minimum of $2,000 and integral multiples of $1,000 thereafter

Fixed Rate Notes: Minimum of $2,000 and integral multiples of $1,000 thereafter

OPTIONAL REDEMPTION:	Floating Rate Notes: N/A

Fixed Rate Notes: At any time, in whole or in part, at a make-whole call equal to the greater of (i) 100% of the principal amount of the Fixed Rate Notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate plus 25 basis points.

JOINT BOOKRUNNERS:	Floating Rate Notes: ABN AMRO Incorporated, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

Fixed Rate Notes: ABN AMRO Incorporated, Goldman, Sachs & Co. and Merrill Lynch, Pierce, Fenner & Smith Incorporated

ALLOCATION:

	Floating Rate Notes	Fixed Rate Notes
ABN AMRO Incorporated	$215,982,000	$143,988,000
Goldman, Sachs & Co.	215,982,000	143,988,000
Merrill Lynch, Pierce, Fenner &
Smith Incorporated	215,982,000	143,988,000
Citigroup Global Markets Inc.	45,000,000	30,000,000
UBS Securities LLC	45,000,000	30,000,000
Wachovia Capital Markets, LLC	45,000,000	30,000,000
Credit Suisse Securities (USA) LLC	16,722,000	11,148,000
HSBC Securities (USA) Inc.	16,722,000	11,148,000
Loop Capital Markets, LLC	16,722,000	11,148,000
Mitsubishi UFJ Securities International plc	16,722,000	11,148,000
Morgan Stanley & Co. Incorporated	16,722,000	11,148,000
Samuel A. Ramirez & Co., Inc.	16,722,000	11,148,000
Greenwich Capital Markets, Inc.	16,722,000	11,148,000

	$900,000,000	$600,000,000

REFERENCE DOCUMENT:	Prospectus Supplement dated May 15, 2006; Prospectus dated May 24, 2005.
THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-(866) 718-1649 (INSTITUTIONAL INVESTORS) OR 1-(800) 584-6837 (RETAIL INVESTORS).
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